UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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NAVARRE CORPORATION
7400 49th Avenue North
Minneapolis, Minnesota 55428
(763) 535-8333

AMENDED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS;
NOTICE OF AMENDMENT TO PROXY STATEMENT
Rescheduled Annual Meeting to Be Held on November 20, 2012

To the Shareholders of Navarre Corporation:

In connection with an amendment to the SpeedFC Agreement and Plan of Merger, the Board of Directors of Navarre Corporation (the “Company”) has rescheduled the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”) from the date announced in the Proxy Statement and related materials dated October 10, 2012 (the “Original Mailing”) to a later date to afford a sufficient amount of time for the attached Proxy Statement Supplement to be delivered to and reviewed by all shareholders and to allow shareholders sufficient time to vote at the Annual Meeting. The time of the Annual Meeting is also changing, as indicated below; the location remains the same. The matters to be voted on at the Annual Meeting and the record date for the Annual Meeting also have not changed.

As such, notice is hereby given that the Company’s Annual Meeting of Shareholders will now be held on Tuesday, November 20, 2012, at 9:00 a.m. (Minneapolis, Minnesota time), at the Company’s headquarters, 7400 49th Avenue North, Minneapolis, Minnesota 55428.  The Annual Meeting will continue to be held for the following purposes:

1. To elect the three (3) nominees for the Board of Directors named in the Proxy Statement for the terms described;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year;

3. To conduct an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2012 as disclosed in the accompanying Proxy Statement (“Say on Pay”);

4. To consent to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market;

5. To adjourn the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock; and

6. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on September 24, 2012 and their proxies will be entitled to vote at the rescheduled Annual Meeting and any adjournment or postponement thereof. A form of proxy and a Proxy Statement containing more detailed information about the matters to be considered at the Annual Meeting were included in the Original Mailing. We urge you to give this material your careful attention.

By Order of the Board of Directors:
/s/ RYAN F. URNESS Secretary and General Counsel
Minneapolis, Minnesota
November 2, 2012

i

SUPPLEMENT DATED NOVEMBER 2, 2012
(To Proxy Statement Dated October 10, 2012)

AMENDMENT TO MERGER AGREEMENT
NEW MEETING DATE: NOVEMBER 20, 2012, 9:00 A.M. CT

Beginning on or about October 12, 2012, Navarre Corporation (“Navarre”) distributed to Navarre shareholders of record as of September 24, 2012 a proxy statement, dated October 10, 2012 (the “Proxy Statement”), relating to the annual meeting of Navarre shareholders (“Annual Meeting”) called, in part, for the purpose of considering a proposal relating to a proposed merger of a wholly-owned Navarre subsidiary with SpeedFC, Inc.

As previously disclosed in the Proxy Statement, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2012, by and among us, SFC Acquisition Co., Inc., our wholly-owned Minnesota subsidiary (“Merger Sub”), SpeedFC, Inc., a Delaware corporation (“SpeedFC”), the stockholders and optionholders of SpeedFC (together referred to herein as the “SFC Equityholders”) and Jeffrey B. Zisk, the current Chief Executive Officer of SpeedFC (in the capacity as SFC Equityholders’ representative), we intend to acquire SpeedFC through a merger of SpeedFC with and into Merger Sub, with Merger Sub being the Surviving Corporation (the “SpeedFC Merger”).

On October 29, 2012, Navarre, Merger Sub, SpeedFC and Jeffrey B. Zisk, in his capacity as SFC Equityholder Representative entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”) in order to revise certain terms of the SpeedFC Merger regarding the structure and composition of the contingent payments. The Amendment was entered into, among other reasons, to provide Navarre with the flexibility to make certain investments that are anticipated to facilitate growth in the SpeedFC business on a post-transaction basis. After careful consideration, on October 29, 2012, Navarre’s board of directors approved the Amendment, and on November 1, 2012, the board decided to postpone the Annual Meeting until November 20, 2012 in order to provide Navarre shareholders with additional time to consider the Amendment.

PLEASE NOTE: the Annual Meeting will now be held on TUESDAY, NOVEMBER 20, 2012 at 9:00 A.M. Central Time, at Navarre Corporation Headquarters, located at: 7400 49th Avenue North, Minneapolis, Minnesota 55428.

We are sending you this supplement to the Proxy Statement (“Supplement”) to provide you with additional information regarding the Amendment and the revised SpeedFC Merger terms, and to notify you of the additional time that you have to consider and to vote upon the proposals to be presented at the Annual Meeting.

Navarre’s board of directors has unanimously reaffirmed its belief that the SpeedFC Merger is advisable and in the best interests of Navarre and its shareholders, and unanimously recommends that you vote “FOR” each of the proposals to be considered at the Annual Meeting which is now scheduled to be held at 9:00 a.m. Central Time, on November 20, 2012.

We urge you to read this Supplement carefully, including the Appendix and any documents incorporated by reference into the Supplement or the Proxy Statement, particularly the Amendment, a copy of which is incorporated by reference into this Supplement from Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2012. We also urge you, if you have not done so already, to read the Proxy Statement dated October 10, 2012, and the Merger Agreement, a copy of which is incorporated by reference therein. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 15 of the Proxy Statement and “Update to Risk Factors” beginning on page S-6 of this Supplement. If you would like additional copies of the Proxy Statement or this Supplement or would like to obtain more information about Navarre from documents Navarre has filed with the U.S. Securities and Exchange Commission, see “Where You Can Find More Information” beginning on page S-22 of this Supplement.

YOUR VOTE IS IMPORTANT

We invite all shareholders to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return a completed proxy card that accompanied the Proxy Statement as promptly as possible. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form or that your broker has provided on a voting instruction form. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

If you previously delivered a properly executed proxy card or voted over the telephone or via the Internet and you did not subsequently revoke that proxy, Navarre intends to vote your proxy in the manner you specified, including with respect to Proposal No. 4. Accordingly, you do not need to do anything if you previously submitted a proxy card and do not wish to revoke or change your vote.  If you would like to change your vote, you may do so by following the instructions on the proxy form, and you will have until midnight on November 19, 2012 to do so.

If you have any questions or need assistance voting your proxy card, you can contact The Proxy Advisory Group, LLC®, Navarre’s proxy solicitation agent, at (212) 616-2180.

Thank you for your cooperation and continued support.

By Order of the Board of Directors,

/s/ Ryan F. Urness
Ryan F. Urness
Secretary and General Counsel

This Supplement is dated November 2, 2012 and is first being mailed or otherwise distributed to Navarre shareholders on or about November 5, 2012.

TABLE OF CONTENTS

Update to Summary of Proposal No. 4 in Connection with SpeedFC Merger	S-1
Update to Information Regarding the Annual Meeting	S-4
Special Note Concerning Forward-Looking Statements	S-5
Update to Risk Factors	S-6
Update to Description of SpeedFC Merger	S-7
Recent Developments	S-12
Updated Unaudited Pro Forma Condensed Combined Financial Statements	S-13
Updated Comparative Per Share Data	S-21
Where You Can Find More Information	S-22
Other Business	S-22

Appendices
Appendix 1: Roth Capital Partners, LLC Fairness Opinion, dated October 29, 2012

UPDATE TO SUMMARY OF PROPOSAL NO. 4
IN CONNECTION WITH THE
SPEEDFC MERGER

This summary highlights some of the material revisions pursuant to the Amendment to the Merger Agreement that you will be voting on at the Annual Meeting. Proposal No. 4 is being made in connection with our proposed acquisition, which we refer to as the “SpeedFC Merger,” which will be accomplished through a merger of SpeedFC, Inc., a Delaware corporation, with and into SFC Acquisition Co., Inc., a Minnesota corporation and a wholly-owned subsidiary of Navarre (“Merger Sub,” and post-closing, “Surviving Corporation”). SpeedFC, Inc. and its wholly-owned subsidiary, SpeedFC, S. de R.L. de C.V., are collectively referred to herein as “SpeedFC.”

To better understand Proposal No. 4 and the SpeedFC Merger, you should carefully read this entire document and the original Proxy Statement dated October 10, 2012, including any appendices and the documents we incorporate by reference, including, without limitation, the actual Merger Agreement and Amendment thereto. Please see “Where You Can Find More Information” beginning on page S-22 of this Supplement. What follows is a summary of complex transactions.  To the extent that there are any inconsistencies between the summary description and the agreements that are described, the text of the respective agreement controls.

What is the Amendment to the Merger Agreement?

On October 29, 2012, Navarre, SpeedFC and the other parties entered into Amendment No. 1 to the Agreement and Plan of Merger dated September 27, 2012 (the “Amendment”) in order to revise certain terms of the SpeedFC Merger regarding the contingent payments.

As previously disclosed in the Proxy Statement, in exchange for all of the SFC Equityholders’ equity interests in SpeedFC, the Merger Agreement previously provided that the Company would provide initial consideration of $50.0 million in cash and shares of Navarre Common Stock to be paid and issued at the close of the SpeedFC Merger, with up to $10.0 million cash and 3,333,333 shares of Common Stock as additional contingent payment available as described below. The aggregate purchase price for the SpeedFC Merger was comprised of initial and contingent payments of cash and equity to the SFC Equityholders proportionate to their ownership in SpeedFC, as adjusted pursuant to the terms of the Merger Agreement.

The initial consideration is comprised of: (i) $25.0 million to be paid in cash at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments); and (ii) $25.0 million worth of shares of Navarre Common Stock, or 17,095,186 shares, to be issued at closing. Under the Amendment, the consideration required to be delivered at the closing of the SpeedFC Merger remains the same.

Before the Amendment, the contingent consideration was subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and Merger Sub) in the 2012 calendar year, which, if met, and would have required: (i) the payment of up to an additional $10.0 million in cash consideration (the “Prior Contingent Cash Payment”) and (ii) the issuance of 3,333,333 shares of our Common Stock to the SFC Equityholders (“Prior Contingent Equity Payment”).

Under the Amendment, the contingent payments remain subject to the achievement of the same performance metrics, but the contingent consideration has been modified to allow for, if earned (i) the payment of up to a maximum of $5.0 million in cash consideration, with up to a maximum of $1.25 million payable in early 2013 and up to a maximum of $3.75 million (before interest of five percent per annum) payable in equal, quarterly installments beginning in late 2013 and ending on February 29, 2016 (the “Amended Contingent Cash Payment”) and (ii) the issuance of up to 6,287,368 shares of our Common Stock to the SFC Equityholders, with up to 2,215,526 (“Amended First Equity Amount”) shares payable in early 2013, up to 738,509 shares (“Amended Second Equity Amount”) payable in late 2013 (both such share amounts being calculated based on the Average Parent Stock Price as of October 25, 2012 or $1.6926) and the original 3,333,333 shares payable at the same time as the Amended Second Equity Amount (all equity amounts together, the “Amended Contingent Equity Payment”). The Amended Contingent Cash Payment and Amended Contingent Equity Payment amounts are subject to certain escrow conditions and adjustments in connection with the measurement periods for evaluation of the achievement of financial performance metrics. As a result of the Amendment, a total of 23,382,554 shares of Navarre Common Stock could be issued in connection with the SpeedFC Merger Agreement, if all contingent amounts are fully earned. Please see “Description of SpeedFC Merger – Consideration-Contingent Payments” on page S-10 for more details.

What effects will the potential issuance of the revised amount of Common Stock as consideration for the SpeedFC Merger have on existing shareholders?

If the issuances of Navarre Common Stock as consideration for the SpeedFC Merger occur, and if the contingent amounts provided for under the Amendment are earned, we will issue a substantial number of shares of Navarre Common Stock and the shares may be issued at a per share price below the market price of our Common Stock on the date of such issuance. The Common Stock issuable to the SFC Equityholders could have a depressive effect on the market price of our Common Stock by increasing the number of shares of Common Stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of our Common Stock.

As a result of shareholder approval of more than 20% of our Common Stock in the transaction as described above, the number of shares of our outstanding Common Stock will increase significantly and the ownership interests and proportionate voting power of existing shareholders will be significantly diluted. If the SpeedFC Merger is consummated, and assuming all contingent consideration, as amended, is earned, the Company may issue a total of 23,382,554 shares, or 38.6% of the voting power of our outstanding stock that is entitled to vote generally in the election of directors.

As such, if the SpeedFC Merger is consummated, the SFC Equityholders will own Common Stock of the Company that, as of September 24, 2012 and assuming all contingent consideration, as amended, is earned, has approximately 38.6% of the voting power of our outstanding stock that is entitled to vote generally in the election of directors. Accordingly, current Navarre shareholders will hold 61.4% if the SpeedFC Merger is consummated (assuming all contingent consideration, as amended, is earned). In addition, if the SpeedFC Merger is consummated, SFC Equityholders Jeffrey B. Zisk and M. David Bryant, who will be appointed to the Navarre Board of Directors, could own Common Stock of the Company that will approximate 22.9% (including Mr. Zisk’s beneficial ownership) and 7.7% of the voting power of our outstanding stock, respectively. Therefore, if the SpeedFC Merger is consummated, the SFC Equityholders, and Messrs. Zisk and Bryant in particular (and Mr. Zisk will then also be the president of the subsidiary Surviving Corporation), will have significant voting power with respect to shares of Common Stock of the Company and will be able to exert substantial influence over our business and affairs. In addition, there could be significant cash installment payments due to the SFC Equityholders. Please see “Update to Risk Factors” starting on page S-6.

Why is the Fairness Opinion discussed in this Supplement?

The Company engaged Roth Capital Partners, LLC (which is referred to in this Supplement and the Proxy Statement as Roth) to act as its financial advisor in connection with the SpeedFC Merger.  On September 27, 2012, Roth rendered its oral opinion to Navarre’s Board, which opinion was confirmed in writing by delivery of Roth’s written opinion dated September 27, 2012 (referred to as “Roth’s prior opinion”), to the effect that, as of the date of and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering Roth’s prior opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement (prior to giving effect to the Amendment) was fair, from a financial point of view, to Navarre. Roth’s prior opinion was directed to the Navarre Board and addressed only the fairness to Navarre, from a financial point of view, of the consideration to be paid by Navarre pursuant to the Merger Agreement (prior to giving effect to the Amendment). It did not and does not address any other aspects of the merger and did not and does not constitute a recommendation to any holder of Navarre Common Stock as to how such shareholder should vote or act on any matter with respect to the SpeedFC Merger.

On October 29, 2012, Roth rendered a separate oral opinion to Navarre’s Board reflecting its opinion regarding the fairness of the consideration to be paid by Navarre pursuant to the Merger Agreement, as amended by the Amendment. This opinion was confirmed in writing by delivery of Roth’s written opinion dated October 29, 2012, to the effect that, as of the date of and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement, as amended by the Amendment, is fair, from a financial point of view, to Navarre. A copy of Roth’s opinion dated October 29, 2012 is attached hereto as Appendix 1 and is incorporated herein by reference.  Roth’s opinion is directed to the Navarre Board and addresses only the fairness to Navarre, from a financial point of view, of the consideration to be paid by Navarre pursuant to the Merger Agreement, as amended by the Amendment. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Navarre Common Stock as to how such shareholder should vote or act on any matter with respect to the SpeedFC Merger.

Navarre encourages you to read Roth’s opinion dated as of October 29, 2012 carefully and in its entirety. Please see “Description of SpeedFC Merger – Opinion of Financial Advisor” starting on page S-7 for a more detailed description, which replaces the information regarding Roth’s prior opinion presented in “Description of SpeedFC Merger – Opinion of Navarre’s Financial Advisor” beginning on page 23 of the Proxy Statement.

 What matters am I voting on in connection with the Annual Meeting?

The proposals for the Annual Meeting remain unchanged. At the Annual Meeting, you will be asked to consider and vote upon: (1) a proposal to elect the three (3) nominees for the Board of Directors; (2) a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year; (3) an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2012; (4) a proposal to consent to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market, (5) to adjourn the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock, and, (6) to transact such other business as may properly come before the meeting or any adjournments thereof.

Is Proposal No. 4 changing because of the Amendment to the Merger Agreement?

No. Proposal No. 4 remains unchanged; it remains a proposal to obtain shareholder approval of the issuance of a number of shares (20,428,519) which is greater than 20% of our outstanding shares, as required by the rules and regulations of the NASDAQ Stock Market. We are providing this Supplement to give shareholders information regarding the Amendment to the Merger Agreement, and are postponing the Annual Meeting until a later date to give shareholders additional time to consider it, but are not seeking to amend Proposal No. 4. We are not seeking shareholder approval for the additional amount of shares that could be issued as a result of the Amendment. NASDAQ rules permit issuances of shares up to 20% of shares outstanding without shareholder approval, and the additional amount, 2,954,035 shares, is below 20% and neither the Merger Agreement nor Minnesota law require shareholder approval of this amount.  However, the additional amount of shares that may be issued under the Amendment would be counted toward the 20% limit for purposes of any additional issuances by the Company that do not receive prior shareholder approval.

What are the consequences of failure to approve Proposal No. 4?

If the Share Issuances described in Proposal No. 4 are not approved at the Annual Meeting or an adjournment thereof, or at a subsequent meeting of our shareholders, we will not issue any such securities in connection with the SpeedFC Merger and the transaction will not occur.

What is the Board Recommendation?

The Board of Directors unanimously approved the SpeedFC Merger and entry into the Merger Agreement and the Amendment. The Board continues to recommend that shareholders vote “FOR” Proposal No. 4.

If I already voted, do I need to vote again? Can I still use the proxy card sent to me?

If you already voted, and after considering the information presented in the Proxy Statement and this Supplement, you do not wish to change your vote, you do not need to vote again. If you have not yet voted, you may still use the proxy card sent to you with the Proxy Statement, or you may vote your shares by telephone or through the Internet by following the instructions your broker has provided on the voting instruction form.

You DO need to vote again if you want to change your vote. Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information or contact our proxy solicitation agent, The Proxy Advisory Group, LLC® at (212) 616-2180.

The Proxy Card says I need to vote by November 7, but the meeting date was pushed back. Do I have more time to vote?

Yes. Because the Annual Meeting has been rescheduled to Tuesday, November 20, 2012, you now have until 12:00 p.m. (CT) on Monday, November 19, 2012 to vote your shares.

UPDATE TO INFORMATION REGARDING THE ANNUAL MEETING

Voting Shares; Record Date; New Meeting Date

Only shareholders of record as of the close of business on Monday, September 24, 2012 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 37,193,454 shares of Common Stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Please note: the Annual Meeting is now scheduled to be held on Tuesday, November 20, 2012 at 9:00 a.m. Central Time, at Navarre Corporation Headquarters, located at: 7400 49th Avenue North, Minneapolis, Minnesota 55428.

How to Vote; Additional Time to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive or have received a proxy card from the Company; shareholders who have not yet voted may still use the proxy card sent to them with the Proxy Statement. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue or has issued you a voting instruction form either via mail or electronically. You must use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.  Because the meeting date has changed, you now have until 12:00 p.m. (CT) on Monday, November 19, 2012 to vote your shares.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The proxy card enclosed with the Proxy Statement, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; “FOR” the compensation of the named executive officers as disclosed in this Proxy Statement; “FOR” consenting to the issuance of up to 20,428,519 shares of Company Common Stock in connection with the SpeedFC Merger and in accordance with the rules and regulations of the NASDAQ Stock Market, and “FOR” adjourning the Annual Meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the issuance of shares of our Common Stock. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Supplement contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated benefits of the proposed merger between our subsidiary, Merger Sub, and SpeedFC, the expected future operating results of the combined company, the expected timing of the completion of the merger and other of our expectations, beliefs, plans, intentions and strategies. We have tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management’s control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors:

Relating to the SpeedFC Merger and Share Issuances

  •   the risk that the proposed business combination transaction is not completed on a timely basis or at all;

  •   the ability to integrate SpeedFC into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

  •   the risk that the economic benefits and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;

  •   the risk that certain risks and liabilities associated with the transaction have not been discovered;

  •   the risk that necessary financing may not be obtained or that other conditions of the acquisition are not satisfied;

  •   limitations imposed by our credit facility;

  •   the impact of the issuance of our Common Stock as consideration for the acquisition on our current holders of Common Stock, including dilution of their ownership and voting interests;

  •   the effect of the acquisition on our and SpeedFC’s relationship with clients, customers, vendors and personnel; and

  •   adverse effects on the market price of our Common Stock and on our operating results because of a failure to complete the transaction.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section entitled “Risk Factors” in our Proxy Statement, to which this is a Supplement, and in our Annual Report on Form 10-K for the year ended March 31, 2012 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and other reports we have filed with the SEC since March 31, 2012, which are incorporated by reference into the Proxy Statement. See the section entitled “Where You Can Find More Information” beginning on page S-22 for more information.

All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations. Any forward-looking statements in this Supplement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

UPDATE TO RISK FACTORS

Risk Factors Related to the SpeedFC Merger

Current shareholders will have reduced ownership and voting interests after the SpeedFC Merger, and two SFC Equityholders, in particular, may obtain significant ownerships stakes and be in positions to exert control over the Company.

We will issue up to 23,382,554 shares of our Common Stock to the SFC Equityholders in the SpeedFC Merger. Based on the number of shares of Common Stock of Navarre outstanding on September 24, 2012, the record date for the Annual Meeting, upon the completion of the SpeedFC Merger, current Navarre shareholders and the SFC Equityholders would own approximately 68.5% and 31.5% of our Common Stock, respectively, excluding the Amended Contingent Equity Payment, and 61.4% and 38.6% of our Common Stock, respectively, including the Amended Contingent Equity Payment.

Our shareholders currently have the right to vote for the directors of Navarre and on other matters affecting Navarre. When the SpeedFC Merger occurs, each of the SFC Equityholders who receives shares of our Common Stock will become a shareholder of Navarre. As a result, the percentage ownership of Navarre held by each of our current shareholders will be smaller than such shareholder’s percentage ownership of Navarre prior to the SpeedFC Merger. Our current shareholders will, therefore, have proportionately less ownership and voting interests in Navarre following the SpeedFC Merger than they have now.

In addition, SFC Equityholders Jeffrey B. Zisk and M. David Bryant, who will be appointed to the Navarre Board of Directors, will own Common Stock of the Company that will approximate 22.9% (including Mr. Zisk’s beneficial ownership) and 7.7% of the voting power of our outstanding stock, respectively. Accordingly, the SFC Equityholders, and Messrs. Zisk and Bryant in particular (and Mr. Zisk will then also be the president of the subsidiary Surviving Corporation), will have significant voting power with respect to shares of Common Stock of the Company and will be able to exert substantial influence over our business and affairs.

If the contingent amounts are earned, the SFC Equityholders will become creditors of Navarre, and their interests may not be the same as those of current Navarre shareholders.

If the SpeedFC Merger is consummated and the contingent payments are earned, the SFC Equityholders will effectively become subordinated, unsecured creditors of Navarre since the earn-out payments will be payable, with interest, quarterly over a period of approximately 3 years. If fully earned, the total amount payable could equal a maximum of $5.0 million in cash (before interest), with up to a maximum of $1.25 million due in early 2013, and up to a maximum of $3.75 million (bearing interest at 5% per annum) payable in equal, quarterly installments, due beginning in late 2013 and ending on February 29, 2016. While the SFC Equityholders will become shareholders of Navarre if the SpeedFC Merger is consummated, there is no guarantee that they will remain so, or will remain so while they are also a creditor, and even if they remain shareholders, their position as creditors may mean that their interests conflict with those of Navarre shareholders.

Litigation related to the proposed SpeedFC Merger could delay the Annual Meeting and could impact the timing of closing of the SpeedFC Merger, including potentially preventing consummation of the deal.

The plaintiffs in litigation related to the proposed SpeedFC Merger, described herein under the “Recent Developments” section, seek unspecified damages and equitable relief. One of the conditions to the closing of the SpeedFC Merger is that no injunction shall have been issued by a court of competent jurisdiction that shall be continuing that prohibits the consummation of the SpeedFC Merger. If a plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the Merger Agreement, then such injunction may delay or prevent the Annual Meeting from occurring, and could delay or prevent the Merger from becoming effective.

UPDATE TO DESCRIPTION OF SPEEDFC MERGER

Opinion of Navarre’s Financial Advisor

The information below reflects the effects of the Amendment and replaces the information presented in “Description of SpeedFC Merger – Opinion of Navarre’s Financial Advisor” beginning on page 23 of the Proxy Statement.

The full text of the written opinion of Roth Capital Partners, LLC (which is referred to in this Supplement and the Proxy Statement as Roth), dated as of October 29, 2012, is attached to this Supplement as Appendix 1.  The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review undertaken by Roth in rendering its opinion. You are encouraged to read the entire opinion carefully and in its entirety.

Roth’s opinion is directed to the Navarre Board and addresses only that, as of the date of Roth’s opinion and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement, as amended by the Amendment, is fair, from a financial point of view, to Navarre. It does not in any manner address any other aspects of the merger and does not constitute a recommendation to any holder of Navarre Common Stock as to how such shareholder should vote or act on any matter with respect to the SpeedFC Merger.  Roth’s opinion also does not address the relative merits of the SpeedFC Merger in comparison to other transactions or strategies that might be available to Navarre.  The summary of the opinion of Roth set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Roth, among other things:

•	reviewed the Merger Agreement and a draft of the Amendment delivered to Roth on October 27, 2012;

•	reviewed certain publicly available business and financial information of Navarre and SpeedFC that Roth deemed relevant;

•	reviewed certain internal financial statements and other financial and operating data concerning Navarre and SpeedFC, respectively;

•	reviewed 2009-2011 audited financial statements for SpeedFC;

•	reviewed 2012 year-to-date auditor reviewed financial statements for SpeedFC;

•	reviewed certain financial forecasts of SpeedFC prepared by management of SpeedFC, as adjusted by management of Navarre, taking into account the SpeedFC Merger, referred to as the “SpeedFC forecasts”;

•	reviewed certain financial forecasts of Navarre prepared by management of Navarre taking into account the merger, referred to as the “Navarre forecasts”;

•
discussed the past and current operations, financial condition and prospects of Navarre and SpeedFC with management of Navarre and SpeedFC, respectively, including, without limitation, the assessments of  management of Navarre as to the liquidity needs of, and financing alternatives and other capital resources available to, Navarre;

•	participated in certain discussions among management of Navarre and SpeedFC regarding their assessment of the strategic rationale for, and the potential benefits of, the SpeedFC Merger;

•	reviewed reported prices and trading activity for Navarre Common Stock that Roth deemed relevant;

•	compared the financial performance of SpeedFC with that of certain publicly traded companies Roth deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Roth deemed relevant; and

•	performed such other analyses and considered such other information, as Roth deemed appropriate.

In arriving at its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by Navarre and SpeedFC and formed a substantial basis for its opinion.

With respect to the Navarre forecasts and the SpeedFC forecasts, Roth assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Navarre’s management and/or SpeedFC’s management, as applicable, as to the future financial performance of the applicable company. In addition, in rendering its opinion, Roth assumed that the SpeedFC Merger will be consummated in accordance with its terms without any waiver, amendment or delay of any terms or conditions, and in compliance with applicable law, and that the final form of the Amendment would conform to the draft provided to Roth on October 27, 2012 in all respects material to Roth’s analysis. Roth assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed SpeedFC Merger, no delays, limitations, conditions or restrictions will be imposed or waivers made that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed SpeedFC Merger. Roth is not a legal, tax or regulatory advisor.

Roth relied upon, with the consent of Navarre’s Board, the foregoing information being supplied to Roth being accurate and complete in all material respects, and Roth further relied upon the assurances of management of Navarre that they were not aware of any facts that would make any of the information reviewed by Roth to be inaccurate, incomplete or misleading in any material respect. Further, Roth did not independently verify any such information. Roth did not make any independent evaluation or appraisal of the solvency of Navarre or SpeedFC or of any of the assets or liabilities of Navarre or SpeedFC, nor was Roth furnished with any such evaluations or appraisals. Roth’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Roth as of, the date of Roth’s opinion.

Events occurring after the date of Roth’s opinion may affect Roth’s opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of each of the material analyses performed by Roth in connection with Roth’s presentation of its oral opinion and the preparation and delivery of its written opinion letter dated October 29, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Roth, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.  In connection with the financial analyses summarized below, Roth assumed that the consideration payable to SpeedFC Equityholders pursuant to the terms of the Merger Agreement, as amended by the Amendment, would be within a range of $50.0 million to $65.0 million, calculated as (1) $25 million cash consideration, (2) the $25 million value of the stock consideration and (3) a range of values of earn-out cash and/or stock consideration, based upon potential EBITDA of SpeedFC for 2012, valuing any such stock consideration at an assumed price of $1.4684 per share (which represents the volume-weighted average price per share of Navarre Common Stock during the twenty (20) consecutive trading days ending on September 27, 2012, the last trading day completed prior to the announcement of the SpeedFC Merger).

Comparable Company Analysis

Roth performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Roth compared certain SpeedFC financial information with comparable publicly available consensus EBITDA (defined as earnings before interest, tax, depreciation and amortization) estimates for companies that shared similar business characteristics with SpeedFC.  For purposes of this analysis, Roth analyzed the following statistics as of October 25, 2012 for comparison purposes:

•	the ratio of enterprise value, defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to last 12-month (LTM) EBITDA, and estimated calendar year 2012 EBITDA:

	Mean Comparable Company Multiple		Median Comparable Company Multiple
LTM EBITDA	8.0	x	7.9	x
2012E EBITDA	5.7	x	6.1	x

Based on the analysis of the relevant metrics for each of the comparable companies, Roth selected financial multiples derived from the comparable companies and applied each of those multiples to relevant financial statistics of SpeedFC.  For purposes of estimated calendar year 2012 EBITDA of SpeedFC, Roth utilized the SpeedFC forecasts.  Based on this analysis, Roth estimated the implied equity value of SpeedFC to be in the range of $62.8 million to $87.0 million.

No company utilized in the comparable company analysis is identical to SpeedFC. In evaluating comparable companies and selecting representative financial multiples, Roth made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Navarre and SpeedFC.

 Precedent Transactions Analysis

Roth performed a precedent transactions analysis, which is designed to imply a value of a company based on applying publicly available financial terms of selected prior transactions that share some characteristics with this transaction. In connection with its analysis of precedent transactions, Roth compared publicly available statistics for selected transactions announced between January 1, 2010 and September 24, 2012.

For each transaction, Roth noted the following financial statistics where available

•	the ratio of aggregate value of the transaction to LTM revenue
•	the ratio of aggregate value of the transaction to LTM EBITDA

Based on an analysis of the relevant metrics and time frame for each transaction referenced above, Roth selected financial multiples derived from the transactions and applied each of those multiples to relevant financial statistics of SpeedFC.  Based on this analysis, Roth estimated the implied equity value of SpeedFC to be in the range of $73.5 million to $85.0 million.

No company or transaction utilized in the precedent transactions analysis is identical to SpeedFC or to the proposed SpeedFC Merger. In evaluating the precedent transactions and selecting implied premiums and financial multiples, Roth made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Navarre and SpeedFC.

Discounted Cash Flow Analysis

Roth performed a discounted cash flow analysis, which is designed to provide insight into the estimated value of a company’s equity as a function of the company’s estimated future free cash flows. To calculate SpeedFC’s equity value, Roth used the SpeedFC forecasts. Roth then applied discount rates ranging from 15% to 17% based on the estimated weighted average cost of capital for SpeedFC and terminal multiples of forecasted EBITDA for the 2015 calendar year of 5.0x to 6.0x.  Based on the discounted cash flow analysis, Roth estimated an equity value ranging from $61.3 million to $74.2 million.

Based on the above analyses, Roth determined that, as of the date of and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, the consideration to be paid by Navarre pursuant to the Merger Agreement, as amended by the Amendment, is fair to Navarre from a financial point of view.

Miscellaneous

In connection with the review of the SpeedFC Merger by the Navarre Board, Roth performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.  No single result or method of analysis, including whether or not a specific result or analysis compared favorably to the implied transaction value of the SpeedFC Merger, was dispositive of Roth’s opinion.  Rather, in arriving at its opinion, Roth considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered.  Roth believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion.  In addition, Roth may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of SpeedFC. In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Navarre and SpeedFC. Any estimates contained in Roth’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Roth was engaged by Navarre to act as its financial advisor in connection with the SpeedFC Merger, including related equity and/or debt financings (for which Roth will serve as placement agent), on August 21, 2012.  In connection with this engagement, Navarre has agreed to pay Roth an aggregate fee of $300,000, of which $50,000 was paid upon delivery of Roth’s prior opinion in connection with the SpeedFC Merger on September 27, 2012, an additional fee of $50,000 was payable upon Roth’s delivery of its opinion on October 29, 2012, and $200,000 is contingent upon the consummation of the SpeedFC Merger.  In addition, Navarre has agreed to pay Roth a placement agent fee in connection with any financing for the SpeedFC Merger (other than certain senior debt financings with Navarre’s current senior lender).  If the financing is for senior debt, then Navarre will pay to Roth a fee equal to 0.5% of the principal amount of such senior debt.  If the financing is for junior debt, then Navarre will pay to Roth a fee equal to 2.5% of the principal amount of such junior debt.  If the financing is a placement of equity securities of Navarre, then Navarre will pay to Roth a fee equal to the greater of 6.5% of either the face amount of the equity securities issued or the gross proceeds received by Navarre from such equity financing.  While no financing arrangement has been finalized, Navarre presently estimates that total funds of approximately $35.0 million will be needed to complete the SpeedFC Merger.  Navarre also has agreed to indemnify Roth against certain liabilities, and to reimburse Roth for certain expenses, which are related to or result from Roth’s engagement.  Other than this engagement, during the two years preceding October 29, 2012, the date of Roth’s opinion, Roth has not had any material relationship with Navarre for which compensation has been received or is intended to be received.

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  In addition to the services Roth is providing to Navarre in connection with the SpeedFC Merger and any related financings, Roth and its affiliates may in the future provide investment banking and other financial services to Navarre and its affiliates for which Roth and its affiliates may receive compensation.  Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including, without limitation, bank loans and other obligations) of Navarre, and, accordingly, may at any time hold a long or a short position in such securities.

General

Roth is a nationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions (including the valuation of businesses and securities in connection with mergers and acquisitions) and private placements.  Navarre selected Roth to act as its financial advisor in connection with the SpeedFC Merger on the basis of Roth’s qualifications and expertise, including its experience in similar transactions, its reputation in the investment community and its familiarity with Navarre and its business.

Amendment to Merger Agreement

The following section describes the material terms of the Amendment to the Merger Agreement. This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is incorporated by reference into this Supplement from Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2012. Navarre encourages you to read the entire Merger Agreement and the Amendment. Except as modified below, the description of the consideration payable under the Merger Agreement in the Proxy Statement remains unchanged.

Consideration – Contingent Payments

On October 29, 2012, Navarre, Merger Sub, SpeedFC, and Jeffrey B. Zisk, in his capacity as SFC Equityholder Representative entered into Amendment No. 1 to the Agreement and Plan of Merger dated September 27, 2012 (the “Amendment”) in order to revise certain terms of the SpeedFC Merger regarding the contingent payments. The Amendment was entered into, among other reasons, to provide Navarre with the flexibility to make certain investments that are anticipated to facilitate growth in the SpeedFC business on a post-transaction basis.

As previously disclosed in the Proxy Statement, in exchange for all of the SFC Equityholders’ equity interests in SpeedFC, the Merger Agreement previously provided that the Company would provide initial consideration of $50.0 million in cash and shares of Navarre Common Stock, with up to $10.0 million cash and 3,333,333 shares of Common Stock as additional contingent payment available as described below. The aggregate purchase price for the SpeedFC Merger was comprised of initial and contingent payments of cash and equity to the SFC Equityholders proportionate to their ownership in SpeedFC, as adjusted pursuant to the terms of the Merger Agreement.

The initial consideration is comprised of: (i) $25.0 million to be paid in cash at closing (less certain escrow and holdback amounts, and subject to certain net working capital and post-closing adjustments); and (ii) $25.0 million worth of shares of Navarre Common Stock, or 17,095,186 shares, to be issued at closing. Under the Amendment, the initial consideration remains the same.

Before the Amendment, the contingent consideration was subject to the achievement of certain financial performance metrics by SpeedFC (together with its subsidiary and Merger Sub) in the 2012 calendar year, which, if met, and would have required: (i) the payment of up to an additional $10.0 million in cash consideration (the “Prior Contingent Cash Payment”) and (ii) the issuance of 3,333,333 shares of our Common Stock to the SFC Equityholders  (“Prior Contingent Equity Payment”).

Under the Amendment, the contingent payments remain subject to the achievement of the same performance metrics, but the contingent consideration has been modified to allow for, if earned (i) the payment of up to a maximum of $5.0 million in cash consideration, with up to a maximum of $1.25 million payable in early 2013 and up to a maximum of $3.75 million (before interest of five percent per annum) payable in equal, quarterly installments beginning in late 2013 and ending on February 29, 2016 (the “Amended Contingent Cash Payment”) and (ii) the issuance of up to 6,287,368 shares of our Common Stock to the SFC Equityholders, with up to 2,215,526 (“Amended First Equity Amount”) shares payable in early 2013, up to 738,509 shares (“Amended Second Equity Amount”) payable in late 2013 (both such share amounts being calculated based on the Average Parent Stock Price as of October 25, 2012 or $1.6926) and the original 3,333,333 shares payable at the same time as the Amended Second Equity Amount (all equity amounts together, the “Amended Contingent Equity Payment”). The Amended Contingent Cash Payment and Amended Contingent Equity Payment amounts are subject to certain escrow conditions and adjustments in connection with the measurement periods for evaluation of the achievement of financial performance metrics.

Update to Interests of SpeedFC’s Officers and Directors in the SpeedFC Merger

The following table identifies the approximate cash and share consideration that would be payable to the officers or directors of SpeedFC as SFC Equityholders solely in connection with the Contingent Consideration if such amounts are earned in full, which amounts may not be earned, or earned in full. The table does not reflect the consideration payable at closing, which amounts are included in the Proxy Statement, and the amounts below do not include any amounts related to future employment or director compensation.

Name & Title	Contingent Consideration Payable, If Earned

	Cash Consideration(1)	Share Amounts

Jeffrey B. Zisk, President, CEO, Chairman (2)	$2,970,000	3,734,697

M. David Bryant, Director	$993,500	1,249,300

Robert J. Potter, Director (3)	$280 ,000	343,290

Vanessa Castagna, Director	$88,000	110,658

All others executive officers as a group (3 individuals)	$51,500	64,760

(1)	Amounts exclude 5% per annum, non-compounding interest payable on $3.75 million of the $5.0 million total cash contingent consideration.
(2)
Mr. Zisk’s cash and share amounts include amounts deemed to be beneficially owned by him. Such amounts include the securities he owns individually (50.1%) as well as those he is deemed to own beneficially through the ownership of affiliates of his: the Zisk Family Partnership, LP (7.4%) and the Jennifer Kate Partnership, LP (1.9%).

(3)	Cash and share amounts include amounts deemed to be beneficially owned by him through the Robert J. Potter Foundation.

Update to Minnesota Anti-Takeover Statutes; Approval by Special Committee

The Minnesota Business Combination Act provides that a publicly held Minnesota corporation may not enter into a business combination with an “interested shareholder” for at least four years after that shareholder acquired a 10% interest in the corporation, subject to certain exceptions and exclusions. An “interested shareholder” is a beneficial owner of at least 10% of the voting power of the outstanding shares of a corporation or certain affiliates or associates of the corporation. A “business combination,” for purposes of the statute, includes, among other things, mergers, sales of substantial assets and issuances of shares of capital stock of the corporation with a market value equal to 5% or more of the market value of the outstanding capital stock of the corporation.

The Minnesota Business Combination Act does not apply if the business combination or the acquisition of shares by a person or entity that results in that shareholder becoming an interested shareholder (through beneficial ownership of at least 10% of the voting power of the outstanding shares of the corporation) is approved by a committee of “disinterested directors” before the person or entity becomes an interested shareholder. For purposes of the statute, a disinterested director is a director who is not an officer or employee of the corporation or a related organization and has not been an officer or employee of the corporation or a related organization within five years before the committee is formed.

Prior to the consummation of the SpeedFC Merger, Jeffrey B. Zisk and M. David Bryant were not interested shareholders of ours. As a result, their acquisition of the Company’s shares as a result of the SpeedFC Merger is not prohibited by the Minnesota Business Combination Act.

In order to prevent the application of the Minnesota Business Combination Act to possible future transactions with Messrs. Zisk and Bryant or entities controlled by them, our Board of Directors agreed to the formation of a special committee of disinterested directors to consider and approve, in advance of the signing of the agreements for the SpeedFC Merger, the acquisition of beneficial ownership by Messrs. Zisk and Bryant of our capital stock pursuant to the SpeedFC Merger for purposes of exempting such acquisitions from the Minnesota Business Combination Act.

On October 29, 2012, the members of the Special Committee unanimously approved the acquisition by Messrs. Zisk and Bryant of Navarre Common Stock in connection with the SpeedFC Merger transaction as amended, such that the Minnesota Business Combination Act is not applicable.

RECENT DEVELOPMENTS

Litigation Related to the Merger

On October 16, 2012, a purported class action on behalf of Navarre shareholders relating to the transactions contemplated by the SpeedFC Merger Agreement was filed in the United States District Court for the District of Minnesota against the Company, the Board of Directors, the Company’s acquisition subsidiary and SpeedFC, Inc. entitled Helene Gottlieb v. Richard S. Willis, et al. The lawsuit generally alleges that the Board breached its fiduciary duties and violated disclosure requirements by, among other things, attempting to acquire SpeedFC by means of a proxy statement that fails to disclose material information concerning the proposed acquisition. The alleged misrepresentations and/or omissions of material facts in the proxy statement include a failure to include certain financial forecasts, financial information regarding the proposed transaction and related financing and information concerning the financial analysis performed by the Company’s financial advisor. The lawsuit further alleges that certain defendants aided and abetted these breaches. The lawsuit seeks unspecified damages and equitable relief.

The plaintiff filed a motion for expedited discovery and a preliminary injunction on October 24, 2012 and a hearing occurred on both motions on November 1, 2012.  The court took the matters under advisement.  The Company believes the allegations in the lawsuit are without merit and intends to vigorously defend this matter.

On October 29, 2012, a second purported class action entitled Davin Pokoik v. Richard S Willis, et al. was filed in the United States District Court for the District of Minnesota against the Company, the Board of Directors, the Company’s acquisition subsidiary and SpeedFC, Inc.  This suit asserts substantially similar claims and requests substantially similar relief. The Company believes that the allegations in this suit are also without merit and intends to vigorously defend this matter.

One of the conditions to the closing of the SpeedFC Merger is that no injunction shall have been issued by a court of competent jurisdiction that shall be continuing that prohibits the consummation of the merger. If a plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the terms contained in the merger agreement, then such injunction may delay the merger from becoming effective.

UPDATED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Navarre Corporation (“the Company” or “Navarre”) and SpeedFC, Inc. and Subsidiary (“SpeedFC”) after giving effect to (i) the proposed merger of SpeedFC into a subsidiary of Navarre, as amended, described below and elsewhere in this Supplement, (ii) the financing of the secured credit facility in conjunction with the merger, (iii) the repayment of SpeedFC’s existing revolving line of credit and (iv) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial information. SpeedFC is required to repay its existing revolving line of credit prior to the closing of the merger, pursuant to the terms of the Merger Agreement (defined below).  The adjustments give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the pro forma condensed combined statements of operations and comprehensive income (loss), expect to have a continuing impact on the combined company.

Navarre’s fiscal year ends on March 31 of each year, and the fiscal year of SpeedFC ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 is based on the historical balance sheet of Navarre as of June 30, 2012 and of SpeedFC as of June 30, 2012 and the assumption that the merger had occurred as of June 30, 2012. The pro forma condensed combined statements of operations for the fiscal year ended March 31, 2012 combines the results of operations of Navarre for the year ended March 31, 2012 and of SpeedFC for the year ended December 31, 2011 (in each case, the most recently completed fiscal year), and is based on the assumption that the merger had occurred on April 1, 2011 (incorporating SpeedFC’s year beginning on January 1, 2011)), the first days of the beginning of Navarre’s and SpeedFC’s fiscal year respectively.  As a result of the different fiscal year ends, and in order to present results for comparable periods, the unaudited pro forma interim condensed combined statements of operations for the three-month period ended June 30, 2012 combines Navarre’s historical consolidated statement of operations and comprehensive income (loss) for the three-month period ended June 30, 2012 with SpeedFC’s historical consolidated statement of operations for the three month period ended June 30, 2012.

On September 27, 2012, SpeedFC and other related parties entered in an Agreement and Plan of Merger with Navarre, which agreement was amended on October 29, 2012 (as amended, the “Merger Agreement”).  Upon consummation of the merger, SpeedFC will be merged into a wholly-owned subsidiary of Navarre.  Pursuant to the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, the SFC Equityholders will be entitled to receive 17,095,186 shares of common stock of Navarre and each SFC Equityholder will be entitled to receive a pro rata portion of $25.0 million in total cash consideration, subject to holdbacks and adjustments as provided in the Merger Agreement.  In addition, each SFC Equityholder will be entitled to receive a pro rata portion of earn-out consideration.  The earn-out consideration consists of additional cash not to exceed $5.0 million and an additional 6,287,368 shares of Common Stock of Navarre (including the 3,333,333 previously included as contingent share payment). The Merger Agreement contains customary representations, warranties, and covenants of SpeedFC, the SFC Equityholder, and Navarre, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The Merger Agreement includes indemnification for certain items, as well as provisions for termination payments related to transaction costs incurred should the Merger Agreement be terminated. The consummation of the merger is contingent upon, among other things, the approval by the shareholders of Navarre with respect to certain share issuances under the rules and regulations of the NASDAQ Stock Market.

  In connection with entering into the Merger Agreement and for related investments, Navarre expects to obtain financing with proceeds of up to $35.0 million.

The merger will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available upon consummation of the merger and finalization of the valuation of SpeedFC’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of SpeedFC as of the closing date of the merger.

The total estimated fair value of merger consideration was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheets.  The total estimated fair value of consideration was calculated in accordance with U.S. GAAP and is comprised of market value of the common shares of Navarre, cash and the fair value of the contingent consideration.  Total estimated fair value of consideration is as follows:

Consideration:
Cash	$25,000
Market value of 17,095,186 shares of Navarre Common Stock	21,250
Contingent payment obligation — cash	3,929
Contingent Common Stock obligation — 6,287,368 shares of Navarre Common Stock	4,637
Estimated fair value of total consideration	$54,816

The final fair value of consideration will be based in part on detailed valuation studies which will be completed no later than 12 months following the closing of the transaction.  Differences between the estimated fair value of consideration in the pro forma financial statement and the final fair value of consideration will occur and could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (1) reductions of corporate overhead, (2) elimination of duplicate functions and (3) increased operational efficiencies through the adoption of best practices and capabilities from each company. The pro forma combined financial information is not intended to represent what Navarre’s financial position or results of operations would actually have been if the merger had occurred on the dates assumed.

The unaudited pro forma condensed consolidated financial data and allocation of purchase price are based on assumptions, estimates and adjustments which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma adjustments represent Navarre’s preliminary determinations of these adjustments and are based on available information and certain assumptions Navarre considers reasonable under the circumstances. Final amounts could differ from those set forth herein and are subject to finalization of a third party valuation.   The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations that would have been achieved if the SpeedFC acquisition had occurred on the dates indicated or which we may achieve in the future.

The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with (i) Navarre’s historical consolidated financial statements and related notes contained in Navarre’s annual report on Form 10-K for the year ended March 31, 2012, which is incorporated by reference into the Proxy Statement, (ii) Navarre’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into the Proxy Statement, (iii) Navarre’s Current Reports on Form 8-K filed since March 31, 2012, and (iv) the historical financial information of SpeedFC included within the Proxy Statement.

Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)

	Historical		Pro Forma
	Navarre June 30, 2012	SpeedFC June 30, 2012	Adjustments		Combined
Assets:
Current assets:
Cash and cash equivalents	$-	$-	$-		$-
Restricted cash	-	-	10,000	(1)	10,000
Accounts receivable, net	48,173	8,644	-		56,817
Inventories	29,440	-	-		29,440
Prepaid expenses	2,570	1,598	-		4,168
Deferred tax assets — current, net	1,473	54	-		1,527
Other assets — current	8	221	1,550	(4)	1,779
Total current assets	81,664	10,517	11,550		103,731
Property and equipment, net	6,498	4,575	-		11,073
Software development costs, net	696	972	-		1,668
Other assets:
Intangible assets, net	1,412	-	22,890	(2)	24,302
Goodwill	-	-	33,908	(2)	33,908
Deferred tax assets — non-current, net	18,838	-	(7,783)	(5)	9,790
			(1,265)	(9)
Non-current prepaid expenses	4,635	1,910	-		6,545
Other assets	2,421	24	-		2,445
Total assets	$116,164	$17,998	$59,300		$193,462
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$67,737	$3,910	$-		$71,647
Checks written in excess of cash balances	2,141	670	-		2,811
Accrued expenses	5,166	1,508	1,550	(4)	8,224
Deferred revenue	-	1,299	-		1,299
Contingent payment obligation short-term — acquisition	-	-	2,054	(7)	2,054
Line of credit	-	514	-		514
Other liabilities — short-term	57	358	-		415
Total current liabilities	75,101	8,259	3,604		86,964
Long-term liabilities:
Deferred revenue	-	2,122	-		2,122
Note payable	-	-	35,000	(3)	35,000
Contingent payment obligation long-term — acquisition	-	-	1,875	(7)	1,875
Deferred tax liability - long-term	-	1,265	(1,265)	(9)	-
Other liabilities — long-term	1,562	551	-		2,113
Total liabilities	76,663	12,197	39,214		128,074
Commitments and contingencies
Contingent common stock obligation - acquisition	-	-	4,637	(7)	4,637
Shareholders’ equity:

Common stock	164,425	47	(47)	(8)	185,675
			21,250	(6)
Preferred stock	-	10	(10)	(8)	-
Treasury stock	-	(60)	60	(8)	-
Additional paid in capital	-	2,010	(2,010)	(8)	-
Retained earnings (accumulated deficit)	(124,942)	3,794	(3,794)	(8)	(124,942)
Accumulated other comprehensive income	18	-	-		18
Total shareholders’ equity	39,501	5,801	20,086		65,388
Total liabilities and shareholders’ equity	$116,164	$17,998	$59,300		$193,462

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts)

	Historical		Pro Forma
	Navarre Year ended March 31, 2012	SpeedFC Year ended December 31, 2011	Adjustments		Combined

Net sales	$480,824	$48,931	$-		$529,755
Cost of sales	436,318	39,433	-		475,751
Gross profit	44,506	9,498	-		54,004
Operating expenses:
Selling and marketing	21,112	2,342	-		23,454
Distribution and warehousing	13,170	-	-		13,170
General and administrative	22,907	2,926	(5,170)	(B)	20,663
Information and technology	-	2,663	5,170	(B)	7,833
Depreciation and amortization	3,624	-	2,317	(A)	5,941
Goodwill and intangible impairment	5,996	-	-		5,996
Total operating expenses	66,809	7,931	2,317		77,057
Income (loss) from operations	(22,303)	1,567	(2,317)		(23,053)
Other income (expense):
Interest income (expense), net	(968)	(65)	65	(C)	(5,722)
			(4,627)	(D)
			(127)	(E)
Other income (expense), net	(457)	-	-		(457)
Income (loss) from operations, before income tax	(23,728)	1,502	(7,006)		(29,232)
Income tax benefit (expense)	(10,572)	(748)	2,550	(F)	(8,770)
Net income (loss)	$(34,300)	$754	$(4,456)		$(38,002)

Other comprehensive income (loss):
Net unrealized loss on foreign exchange rate translation, net of tax	(164)	-	-		(164)
Comprehensive income (loss)	$(34,464)	$754	$(4,456)		$(38,166)

Earnings (loss) per common share (G):
Basic	$(0.93)	$0.13			$(0.70)
Diluted	$(0.93)	$0.13			$(0.70)
Weighted average shares outstanding(G):
Basic	36,877	5,701			53,972
Diluted	36,877	5,701			53,972

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	Historical		Pro Forma
	Navarre Three months ended June 30, 2012	SpeedFC Three months ended June 30, 2012	Adjustments		Combined

Net sales	$91,272	$14,716	$-		$105,988
Cost of sales	81,225	11,702	-		92,927
Gross profit	10,047	3,014	-		13,061
Operating expenses:
Selling and marketing	3,944	489	-		4,433
Distribution and warehousing	1,712	-	-		1,712
General and administrative	4,072	673	(1,056)	(B)	3,689
Information and technology	-	1,263	1,056	(B)	2,319
Depreciation and amortization	813	-	660	(A)	1,473
Total operating expenses	10,541	2,425	660		13,626
Income (loss) from operations	(494)	589	(660)		(565)
Other income (expense):
Interest income (expense), net	(95)	(11)	11	(C)	(1,275)
			(1,157)	(D)
			(23)	(E)
Other income (expense), net	(241)	-	-		(241)
Income (loss) from operations, before income tax	(830)	578	(1,829)		(2,081)
Income tax benefit (expense)	259	(232)	680	(F)	707
Net income (loss)	$(571)	$346	$(1,149)		$(1,374)

Other comprehensive income (loss):
Net unrealized gain on foreign exchange rate translation, net of tax	27	-	-		27
Comprehensive income (loss)	$(544)	$346	$(1,149)		$(1,347)

Earnings (loss) per common share (G):
Basic	$(0.02)	$0.06			$(0.03)
Diluted	$(0.02)	$0.06			$(0.03)
Weighted average shares outstanding(G):
Basic	37,155	5,709			52,250
Diluted	37,155	5,709			52,250

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Conforming interim periods

Navarre’s fiscal year end is March 31, while SpeedFC’s fiscal year end is December 31.  The latest interim period for Navarre is its first quarter results for the three-month period ended June 30, 2012, while SpeedFC’s latest interim period is its second quarter results for the three and six-month period ended June 30, 2012.  In order for the unaudited interim pro forma results of SpeedFC to be most current, the interim results of SpeedFC included in unaudited pro forma interim combined statement of operations reflect the three-months ended June 30, 2012.  Accordingly, SpeedFC’s historical unaudited financial information included in the statement of operations covering the three-month period ended March 31, 2012 has been excluded as follows (amounts in thousands):

SpeedFC Three months ended March 31, 2012

Net sales	$13,088
Cost of sales	10,116
Gross profit	2,972
Operating expenses:
Selling and marketing	530
General and administrative	622
Information and technology	1,122
Total operating expenses	2,274
Income (loss) from operations	698
Other income (expense):
Interest income (expense), net	(49)
Income from operations, before income tax	649
Income tax expense	(277)
Net income	$372

Transaction costs

The accompanying pro forma condensed combined financial statements do not include the impact of any transaction costs directly related to the merger agreement that would be non-recurring.  These costs are anticipated to be paid out of Navarre’s cash on hand.

Deferred tax asset valuation allowance

The accompanying pro forma condensed combined financial statements do not include the impact, if any, of the potential full or partial reversal of Navarre’s $18.9 million deferred tax valuation allowance that was recorded during the twelve months ended March 31, 2012 and remains on Navarre’s consolidated balance sheet as of June 30, 2012. The amount of the deferred tax asset valuation allowance reversal will be determined upon completion of the transaction.

 Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

(1)	Represents the remaining net proceeds from debt financing (see Note 3 below), after payment of $25.0 million cash portion of the purchase price for the SpeedFC acquisition.

(2)	The total estimated fair value of consideration is allocated to the assets to be acquired and liabilities to be assumed is based on the following preliminary basis:

Estimated fair value of total consideration	$54,816

Current assets	$10,517
Fixed assets	4,575
Software development costs	972
Other assets	1,934
Customer relationship intangible assets*	14,500
Trademark intangible asset*	3,630
Internally developed technology intangible assets*	4,760
Current liabilities	(8,259)
Deferred revenue – long term	(2,122)
Deferred income taxes	(9,048)
Other liabilities	(551)
Goodwill	33,908
Total estimated purchase price	$54,816

* The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(3)	Represents anticipated proceeds from financing in connection with the proposed merger and related investments of up to $35.0 million.

(4)	Represents estimated costs related to the debt agreement to finance the SpeedFC acquisition.

(5)	To adjust the deferred tax impact related to the acquired intangible assets:

Customer relationship intangible assets*	$14,500
Trademark intangible asset*	3,630
Internally developed technology intangible assets*	4,760
22,890
Assumed effective tax rate of the combined company	34%
Deferred income taxes to be recognized based on the fair value of acquired intangible assets	$7,783

* The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(6)
The fair value of the Navarre Common Stock issued in connection with the SpeedFC acquisition which was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheet.

(7)
The fair value of the contingent consideration as determined by a preliminary valuation.  Contingent consideration includes a cash payment and additional shares of Navarre Common Stock upon SpeedFC achieving certain earnings thresholds for the twelve months ended December 31, 2012.  The cash payment is paid over a 3 year term.  The fair value of contingent consideration was determined as of June 30, 2012, the date on which the merger transaction is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheet.

(8)	Represents the elimination of the SpeedFC stockholders’ equity upon closing of the SpeedFC acquisition.

(9)	To reclassify SpeedFC deferred tax liabilities to conform to a combined company deferred tax asset.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income
(Loss)

(A)	To record amortization expense for identifiable intangible assets.

	Estimated Life (in years)	Year ended March 31, 2012	Three months ended June 30, 2012

Customer relationship intangible assets*	7	$1,048	$343
Internally developed technology intangible assets*	4	1,269	317
Trademark intangible asset*	Indefinite – n/a	-	-
Pro forma adjustment		$2,317	$660

* The final allocation of consideration to acquired intangible assets and respective estimated life is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

(B)
Reclassification of Navarre’s information and technology expenses from general and administrative to the Information and Technology operating expense caption for purposes of financial statement conformity.

(C)	To reflect the reversal of SpeedFC’s interest expense related to revolving line of credit.

(D)	To reflect the estimated interest and amortization of new debt issuance costs for the combined company over the term of the agreement.

(E)	To reflect the estimated interest for the contingent payment obligation.

(F)
To reflect an adjustment to the provision for income taxes for the combined company’s pro forma statutory tax rate of negative 30% for the twelve months ended March 31, 2012 and 34% for the three months ended June 30, 2012.

(G)	The combined pro forma amounts reflect the issuance of 17,095,186 shares of Navarre Common Stock.

UPDATED COMPARATIVE PER SHARE DATA

Presented below are Navarre’s historical per share data for the fiscal year ended March 31, 2012 and the three months ended June 30, 2012 and SpeedFC’s historical per share data for the year ended December 31, 2011 and the three months ended June 30, 2012. This information should be read together with the consolidated financial statements and related notes of Navarre that are incorporated by reference in the Proxy Statement and of SpeedFC which are included in the Proxy Statement. It should also be read in conjunction with the data included in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The pro forma equivalent data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

Navarre has never declared or paid cash dividends on its Common Stock. Navarre currently intends to retain all earnings for use in the business and does not intend to pay any dividends on Common Stock in the foreseeable future.

SpeedFC did not pay dividends on common stock during the year ended December 31, 2011 or the six months ended June 30, 2012, and currently has no intention of doing so.

	Three months ended June 30, 2012	Fiscal year ended March 31, 2012 (Navarre) and December 31, 2011 (SpeedFC)
Navarre historical data:
Loss per share:
Basic	$(0.02)	$(0.93)
Diluted	(0.02)	(0.93)
Book value per share (1):	1.06	1.07
SpeedFC historical data:
Earnings per share(2):
Basic	$0.06	$0.13
Diluted	0.06	0.13
Book value per share (1):	1.02	0.88
Navarre unaudited pro forma equivalent data:
Loss per share(3):
Basic	$(0.03)	$(0.70)
Diluted	(0.03)	(0.70)
Book value per share (4):	1.20	-

(1) The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common and preferred stock outstanding at the end of the period.

(2) The historical loss per share basic and diluted for SpeedFC were calculated based on the net earnings divided by the weighted average outstanding shares of common stock and preferred stock.

(3) The pro forma loss per share of Navarre following the consummation of the merger is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding.

(4) The unaudited pro forma equivalent book value per share as of June 30, 2012 was calculated based on the total pro forma equity of the combined company at the balance sheet date of $65.4 million (see "Unaudited Pro Forma Condensed Combined Balance Sheet"), divided by 54,257,882 shares of Common Stock (calculated based on the outstanding shares of Common Stock of Navarre at June 30, 2012 of 37,162,696 plus the 17,095,186 shares to be issued in connection with the merger).

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

The SEC allows us to “incorporate by reference” into the Proxy Statement documents we file with the SEC, including this Supplement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of the Proxy Statement, and later information that we file with the SEC will update and supersede that information. The Proxy Statement incorporates by reference the documents set forth below that have been previously filed by us with the SEC:

• Annual Report on Form 10-K, filed on May 25, 2012, for the fiscal year ended March 31, 2011, as amended by Form 10-K/A, filed on July 26, 2012;

• Quarterly Report on Form 10-Q filed on August 1 2012, for the fiscal quarter ended June 30, 2012;

• Current Reports on Form 8-K filed on April 4, 2012, April 13, 2012, May 30, 2012, August 29, 2012, September 28, 2012, and October 30, 2012; and

• The description of our Common Stock contained in the Registration Statement on Form 8-A filed November 1993, including any amendments or reports for the purpose of updating such information.

We also incorporate by reference into the Proxy Statement this Supplement and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the Proxy Statement to the date of the Annual Meeting (excluding any information “furnished” but not “filed”). These include reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

We will provide without charge to each person to whom this Supplement or the Proxy Statement is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference into the Proxy Statement, which this document supplements (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Your requests should be directed to our Secretary at our principal executive offices at: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Telephone: (763) 535-8333.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

Shareholders may also view and download this Supplement, the Proxy Statement and the Company’s Annual Report on Form 10-K on Navarre’s website, http://www.navarre.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

-s- Ryan F. Urness
Ryan F. Urness
Secretary and General Counsel

Dated: November 2, 2012

Appendix 1

October 29, 2012

Board of Directors
Navarre Corporation
7400 49th Avenue North
Minneapolis, MN  55428

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth” and, for purposes of clarification, the words “we,” “our” and “us” as used herein refer to Roth) is acting as financial advisor to Navarre Corporation, a Minnesota corporation (“Parent”), in connection with a proposed merger transaction pursuant to the Agreement and Plan of Merger, dated as of September 27, 2012 (the “Merger Agreement”), entered into among Parent, SFC Acquisition Co., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SpeedFC, Inc., a Delaware corporation (“Target”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 29, 2012 (the “Amendment”; and the Merger Agreement, as amended by the Amendment, the “Amended Merger Agreement”).  Pursuant to the Amended Merger Agreement, and subject to the terms and conditions set forth therein, Target will be merged with and into Merger Sub (the “Merger”), Target will cease to exist and Merger Sub will continue as a wholly-owned subsidiary of Parent and as the surviving corporation of the Merger.  Capitalized terms used, but not defined herein, have the meanings given to them in the Amended Merger Agreement.

The aggregate consideration to be received by the stockholders of Target and holders of options representing the right to purchase shares of Target common stock, par value $0.01 per share (collectively, the “Target Equityholders”), pursuant to the Amended Merger Agreement (the “Amended Merger Consideration”) consists of (a) $25,000,000, of which $4,000,000 will be deposited into an escrow account for the purpose of satisfying indemnification obligations of the Target Equityholders, if any, and will be distributed to the Target Equityholders and/or Parent in accordance with the Amended Merger Agreement and the escrow agreement; (b) 17,095,186 shares of common stock, no par value, of Parent (“Parent Common Stock”), which was determined by dividing (i) $25,000,000, by (ii) the Average Parent Stock Price, calculated as of the date of the Merger Agreement; and (c) an earn-out of (X) up to $10,000,000, payable in installments in cash and shares of Parent Common Stock, and (Y) up to an additional 3,333,333 shares of Parent Common Stock, in each case upon achievement of certain thresholds of 2012 Adjusted EBITDA.  The Amended Merger Consideration is subject to adjustment based upon the Closing Net Working Capital and the collection of receivables of Target included in the Closing Net Working Capital, in each case as provided in the Amended Merger Agreement.

The Board has asked us to render our opinion with respect to the fairness, from a financial point of view, to Parent of the Amended Merger Consideration.

ROTH Capital Partners, LLC
888 San Clemente Drive | Newport Beach, CA 92660 | 800.678.9147 | www.roth.com |  Member FINRA/SIPC

Navarre Corporation
October 29, 2012

For purposes of this opinion, we have, among other things, reviewed the Merger Agreement and a draft of the Amendment received by us on October 27, 2012, and also:

(i)	reviewed certain publicly available business and financial information of Parent and Target that we believe to be relevant;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Parent and Target, respectively;

(iii)	reviewed 2009-2011 audited financial statements for Target;

(iv)	reviewed 2012 year-to-date auditor reviewed financial statements for Target;

(v)	reviewed certain financial forecasts relating to Target prepared by the management of Target, as adjusted by management of Parent, taking into account the Merger (the “Target Forecasts”);

(vi)	reviewed certain financial forecasts relating to Parent prepared by the management of Parent, taking into account the Merger (the “Parent Forecasts”);

(vii)
discussed the past and current operations, financial condition and prospects of each of Target and Parent with management of Target and Parent, respectively, including, without limitation, the assessments of the management of Parent as to the liquidity needs of, and financing alternatives and other capital resources available to, Parent;

(viii)	participated in certain discussions among management of Parent and Target regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(ix)	reviewed reported prices and trading activity for Parent Common Stock that we deemed relevant;

(x)	compared the financial performance of Target with that of certain publicly traded companies we deemed relevant;

(xi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant; and

(xii)	performed such other analyses and considered such other information including financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at the opinion set forth herein, with the Board’s consent, we have not independently verified any of the foregoing information and we have assumed and relied upon all of such information, including, without limitation, representations made to us by or on behalf of Parent, being accurate and complete in all material respects, and we have further relied upon the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of the information reviewed by us or the representations made to us by or on behalf of Parent inaccurate, incomplete or misleading in any material respect.  We have also assumed that there has been no material change in the respective assets, liabilities, businesses, conditions (financial or otherwise), results of operations or prospects of Target or Parent since the date of the most recent financial statements thereof made available to us.  With respect to the Target Forecasts, we have assumed, upon the advice of Target and Parent and at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Target and Parent as to the future financial performance of Target.  With respect to the Parent Forecasts, we have assumed, at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent.  We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions.  In addition, we were not requested to make, and did not make, any independent evaluation or appraisal of the solvency of Target or Parent or of any of the assets or liabilities, including, without limitation, any ongoing litigation or administrative investigations, of Target or Parent, nor have we been furnished with any such evaluation or appraisal.  In addition, we were not requested to conduct, and did not conduct, any physical inspection of the properties or facilities of Target or Parent.  This opinion should not be construed as a valuation opinion, credit rating, solvency opinion, as an analysis of Target’s or Parent’s credit worthiness or as tax or accounting advice.

Navarre Corporation
October 29, 2012

We also have assumed, with the Board’s consent, that (1) the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, (2) the representations and warranties of each party to the Amended Merger Agreement are true and correct, (3) each party to the Amended Merger Agreement will perform on a timely basis all covenants and agreements required to be performed by it under the Amended Merger Agreement, and (4) all conditions to the consummation of the Merger will be satisfied without waiver, modification or amendment thereof.  We have further assumed that the Amendment when signed will conform to the draft Amendment provided to us on October 27, 2012 in all respects material to our analysis, and that the Merger will be consummated in all material respects as described in the Merger Agreement and the draft Amendment provided to us, without waiver, modification or amendment of any of the terms thereof.  We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Amended Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Parent or Target or on the contemplated benefits of the Merger.  Finally, we have assumed, with the Board’s consent, that the Merger will qualify and be treated as a tax-free reorganization for federal income tax purposes.

This opinion addresses only the fairness, from a financial point of view, to Parent of the Amended Merger Consideration, and this opinion does not in any manner address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of Parent, or any class of such persons.  This opinion also does not address the relative merits of the Merger as compared to any alternative transaction structures, transactions or business strategies that might exist for Parent or the effects of any other transaction in which Parent might engage, nor does this opinion address, or constitute a recommendation regarding, the decision of Parent or the Board to enter into the Merger Agreement or the Amendment or to engage in the Merger.  This opinion is necessarily based on financial, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof.  The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based.  We express no opinion as to the underlying valuation, future performance or long-term viability of Parent.  Further, we express no opinion as to what the value of the shares of Parent Common Stock actually will be when issued to holders of Target Common Stock pursuant to the Merger or the prices at which shares of Parent Common Stock will trade at any time.  Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to Parent in connection with the Merger, including related equity and/or debt financings (for which we will serve as placement agent), and will receive customary fees for our services, significant portions of which are contingent upon the consummation of the Merger and/or the related financings.  We also received a fee upon delivery of our prior opinion in connection with the Merger on September 27, 2012, and are entitled to receive a fee upon our rendering of this opinion.  The portion of our total fee which was paid upon delivery of our prior opinion was not contingent upon the conclusion reached therein, and the portion of our total fee which is payable upon our rendering of this opinion to the Board is not contingent upon either the conclusion reached herein or the consummation of the Merger.  Additionally, Parent has agreed to indemnify us against certain liabilities, and to reimburse us for certain expenses, which are related to or result from our engagement.  Other than this engagement, during the two years preceding the date of this opinion, we have not had any material relationship with Parent or any other party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In addition to the services we are providing to Parent in connection with the Merger and any related financings, we and our affiliates may in the future provide investment banking and other financial services to Parent and its affiliates for which we and our affiliates expect and would expect to receive compensation.  We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including, without limitation, bank loans and other obligations) of Parent, and, accordingly, may at any time hold a long or a short position in such securities.

Navarre Corporation
October 29, 2012

It is understood that this letter is for the use, benefit and information of the Board in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.  However, this opinion may be included in its entirety in any proxy statement distributed to stockholders of Parent in connection with the Merger or other document required by law or regulation to be filed with the U.S. Securities and Exchange Commission in connection therewith, and Parent may summarize or otherwise reference the existence of this opinion in such documents; provided that any such summary or reference language will be subject to our prior approval.  Except as described above, neither this letter nor any other advice or information provided by Roth, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, at any time, in any manner or for any purpose without our prior written consent.  This opinion should not be construed as creating any fiduciary duty on the part of Roth to Parent, the Board, the stockholders of Parent or any other party.

The issuance of this opinion was approved by an authorized internal committee of Roth.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Amended Merger Consideration is fair to Parent, from a financial point of view.

Very truly yours,

/s/Roth Capital Partners, LLC

Roth Capital Partners, LLC